Press Release

Traffix Secures Long-Term License for Digital Music Recordings from Madacy Entertainment

Over 100,000 Free MP3 Digital Recordings Available to Consumers Direct from Traffix

PEARL RIVER, N.Y.--(BUSINESS WIRE)--March 14, 2007--Traffix, Inc. (NASDAQ:TRFX), a premier interactive marketing company, announced today the conclusion of a long term license agreement for the Madacy Entertainment catalog of digital master recordings including certain exclusive rights for Traffix's internet-based direct marketing activities. The Madacy catalog features over 100,000 songs from diverse content genres ranging from pop, country, jazz and classical to inspirational, children's, and holiday. Traffix features the Madacy music catalog through its ad-supported network of music websites. The Traffix music network draws approximately 12 million unique visitors per month. The flagship of the Traffix music network is EZ-Tracks(R), which was launched by the Company in December 2003 in a joint venture with an entity associated with Madacy. In conjunction with the new exclusive license, Traffix acquired the other entity's interest in the joint venture for 500,000 shares of Traffix common stock and a $1.290 million cash payment.

"This bold step of acquiring a long term exclusive license of a comprehensive catalog of songs for our performance marketing platforms confirms our ongoing commitment to digital content. We are proud to offer consumers the single most complete and unique collection of free downloadable MP3s available anywhere on the Internet through the Traffix music network. The fact that downloading of the music is fully authorized through the necessary licenses enhances the value of these assets. The exclusive nature of this licensing relationship enhances it even further. It's not hard to find unauthorized songs for free, but to distribute songs for free that are licensed for download is a rarity, indeed. We believe that this arrangement will solidify our position as the largest free fully licensed music download marketing business in the world" said Mr. Jeffrey Schwartz, Chairman and CEO of Traffix.

As a result of the Company's acquisition of the co-venturer's interest in the EZ-Tracks(R) joint venture, the Company now has full ownership and control of the EZ-Tracks(R) internet-based marketing business. The initial license term to Traffix is for ten years, with an option to renew for five additional years. The license is royalty-free during its initial term, other than for mobile phone use, and if renewed, a fixed annual sum would be payable as a royalty. The license provides unlimited exclusive use of the Madacy music catalog for the Company's internet-based direct marketing activities. It also provides unlimited use of the Madacy music catalog for mobile phone use. In addition to music content, additional new arrangements give the Company a fee based license to the Madacy catalog of video content. The Company has recently launched a new video-based information website named Encyclomedia(TM) where Madacy and other video content are available for free to consumers.

Commenting further, Mr. Schwartz stated, "We believe the benefits of the agreement are two-fold. First, the amortization of the costs associated with Madacy content are now fixed, which should result in tangible improvements to our margins. Second, since we now own 100% of the license of Madacy content, we have increased flexibility and freedom to adapt the digital masters into new types of applications."

With respect to the relationship with Madacy, Mr. Schwartz stated, "Madacy and Traffix have worked together for over three years in the legal online music business. This relationship has been a fruitful one for both parties. As part of the ongoing relationship, Traffix will continue to provide Madacy with access to its online music redemption capabilities in support of Madacy's brick-and-mortar music business and Madacy will continue to provide Traffix with new music and access to its music-business creativity. Madacy is, and continues to be, a fantastic partner in the music download business." Commenting on Traffix's strategy, Mr. Schwartz stated "The Madacy song catalog is a unique asset for Traffix, aligning squarely within our legal digital content strategy. It is our perspective that digital content transcends its functional value as a simple piece of entertainment. In fact, we refer to this content as 'transactional content' because the compelling nature of the content stimulates and drives transactions between the consumer and our clients. We are continuing to look for new partners who can provide transactional content to drive the Traffix ad-supported network."

"This transaction is a step forward in the long-term alliance between Madacy and Traffix," stated Hillel Frankel, President of Madacy Entertainment. "Traffix has clearly demonstrated that it has the technology and marketing and business acumen to extract tremendous value from our extensive music catalog. Traffix is very focused on numerous internet-based marketing opportunities and we believe that the long-term rights under the license will be a fundamental tool in this process. Madacy is equally focused on digital dissemination of music through its numerous brick-and-mortar channels. Traffix is a key partner and a continuing supporter of Madacy's activities," he said. "We look forward to a long and mutually beneficial relationship with the Company."

About Traffix, Inc:

Traffix, Inc is a premier interactive media company that develops its own content and builds communities tailored to consumers' specific interests and lifestyles. Its full solution marketing services group delivers media, analytics and results to third parties through its four business groups:

•
Traffix (http://www.traffixinc.com) offers marketers brand and performance based distribution solutions though the Traffix network of entertaining web destinations, via its proprietary ad-serving optimization technology.

•	SendTraffic (http://www.sendtraffic.com) is a performance focused, search engine marketing firm focused on building online presence, optimizing marketing expenditures and retaining customers.

•
Hot Rocket Marketing (http://www.hotrocketinc.com) is an online direct-response media firm servicing advertisers, publishers and agencies by leveraging vast online inventory across sites, networks, search engines and email to drive users to client web properties, generating qualified leads, registrations and sales.

•
mxFocus (http://www.mxfocus.com) develops and distributes content and services for mobile phones and devices and provides interactive mobile media solutions for advertisers, marketers and content providers.

For more information about Traffix, Inc., visit the website at www.traffixinc.com.

About Madacy Entertainment:

Madacy Entertainment was founded in Montreal in 1980 to address a need in the marketplace for affordable music for the retail mass-market. A leading marketer of music and video, Madacy accounts for approximately two per cent of all CD unit sales in the United States music market and has the unique distinction of being ranked the # 1 independent music label in North America, by number of units sold, for eleven consecutive years. Madacy has also been cited as the top independent label by the National Association of Recording Merchandisers (NARM), Billboard Magazine and Transworld Entertainment. For more information about Madacy Entertainment, visit the website at www.madacy.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

You may register to receive Traffix's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.

CONTACT: Traffix, Inc.
John T. Um, 845-620-1212 ext. 289
johnu@traffixinc.com
or
KCSA
Todd Fromer / Erika Levy
212-682-6300 ext. 215 / 208
tfromer@kcsa.com/elevy@kcsa.com
http://www.kcsa.com

SOURCE: Traffix, Inc.